Exhibit 10.3

DATED THIS                        DAY OF                                20

Between

GLORIOUS PIE LIMITED

and

TRADING AGREEMENT FOR MATERIALS

TRADING AGREEMENT
THIS AGREEMENT is made on the        day of                                20     .
BETWEEN
(1)
GLORIOUS PIE LIMITED (the "Company"), a company incorporated with limited liability in the British Virgin islands having its registered office at Sea Meadow House, Blackburne Highway, Road Town, Tortola, British Virgin Islands]; and

(2)	(the "Client"), a company incorporated [with limited liability] under the laws of the PRC (as defined in Clause 1 below) having its registered office at

IT IS HEREBY AGREED as follows:
WHEREAS:-
(A)
The Company is a company specializing in provision of greenery consultancy services and trading business, inter alia, trading of Materials (as defined in Clause 1 hereunder) in different capacities, including but not limited to providing its own supplies or being a trader purchasing such Materials from any third party for resale of the same to its own clients, and provision of consultancy services relating to the selection of appropriate plant species, for landscape and ecological improvement projects.

(B)	The Client specializes in landscape engineering and ecological improvement-related works mainly in Guangdong Province, PRC.

(C)
The Client has entered and/or shall enter into various agreements with various third party end-users (the "End-users") of a period from             to              under which it shall carry out a series of landscaping and ecological improvement-related construction works (the "Work") in Guangdong  Province,  PRC (the "Projects" and each of them the

"Project").

(D)
This Agreement sets out the principal terms upon and subject to which the Company agrees to trade in materials, including to but not limited to those Materials provided by third party suppliers (the “Supplier”) with the Client and to provide consultancy services for a consideration and with other completion arrangements to be specified in the Termsheet (as defined in Clause 1 hereunder). Materials supplied to the Client shall be used by the Client to fulfill its obligations with the End-users.

(E)
Upon accepting the Materials, the Company shall make full payment, to the Supplier through the Representative (as defined in Clause 1 below) appointed by the Company as set out in Clause 2 of this Agreement.

(F)	The Client shall pay the Company the consideration for the materials supplied by the Supplier and its services and in the manner set out in Clause 2 under this Agreement through the Representative.

(G)
The Company shall procure the Client and the Service Provider to go Into a separate agreement as a memorandum to this Agreement, which shall set out the terms between the two parties in accordance with this Agreement (the “Separate Agreement(s)”) in respect of the scope of work. The Separate Agreements are governed by and executed according to the laws of the PRC and shall only come into effect when the Company is declared bankrupt or sued by any party in any legal proceedings (a “Triggering Event”). The purpose of signing the Separate Agreements is to mitigate the risks of any failure in the delivery of Materials due to various unanticipated events including but not limited to the abovementioned events,

In consideration of the mutual promises herein contained and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1        DEFINITIONS AND INTERPRETATION

1.1     For the purpose of this Agreement the following words and expressions shall have the respective meaning assigned to them:

shall have the respective meaning assigned to them:

“Agreement”	means this trading agreement to supply Materials as originally executed or as it may from time to time be amended or supplemented;

“Client”	means the company which agrees to engage the Company to source and buy Materials from the Supplier;

“China” or “PRC”	means the People’s Republic of China;

“Conditions”	means the terms to source and supply Materials set out in this Agreement and any special terms and conditions agreed in writing by the Company;

“Delivery Date”	means the date agreed by the Client and the Company when the Materials are to be delivered;

“Consideration”
means the consideration net of any tax or levy for the source and supply of Materials including packaging costs, transportation and maintenance during the Maintenance Period which is to be stipulated in the Termsheet as set out in Schedule I for each Project and paid in RMB or any other currency acceptable by the party being paid;

“Hong Kong”	means Hong Kong Special Administrative Region of the PRC;

“Maintenance Period”
means the period after planting of the Materials where the Company carries out the following works including using and spraying fertilizers and pesticides on the Materials as stipulated in the Termsheet and if not specified free of charge, the Maintenance Period shall be 30 days;

“Material”	means seedlings, young plants, soil or any

physical substances to be used to carry out and complete the Projects which the Client agrees to buy from the Supplier the Company sources. Quantity and description of the Materials are contained in the Termsheet set out in Schedule 1 of this Agreement;

“Parties”	means the Client and the Company;

“Planting”	means to put the Materials in the piece of ground as specified by the Client;

“Representative”	means the individual appointed by the Company to receive payment on its behalf;

“RMB”	means Renminbi, the lawful currency of the PRC;

“Supplier”	means the third parties that supply the Materials to the Client under the facilitation of the Company; and

Termsheet”
means the termsheet to be supplied by the Client to the Company specifying the Consideration, completion arrangements, quantity, quality and description of the Materials for each Project, in the form set out in Schedule 1 of this Agreement.

1.2   In this Agreement:

(a)	All references to clauses, sub-clauses and Schedules are to clauses, sub-clauses and Schedules of this Agreement.

(b)
Words importing the singular number only shall include the plural number and vice versa; words importing the masculine gender only shall include the feminine gender; and words importing persons shall include corporations, firms, partnerships, bodies corporate, corporations, associations, joint ventures, organisations and trusts (in each case whether or not incorporated and whether or not having a separate legal personality)

(c)	The clause headings in this Agreement are inserted for ease of reference only and shall not affect the construction or interpretation of this Agreement.

(d)
References to this Agreement or any other document include references to this Agreement, its recitals and the Schedules or such other document as varied, supplemented and/or replaced in accordance with this Agreement from time to time,

(e)	References to any party shall, where relevant, be deemed to be references to or to include, as appropriate, their respective lawful successors, permitted assigns or transferees.

(f)
References to "writing" include telex, e-mail and facsimile transmission legibly received except in relation to any certificate, report, notice or other document which is expressly required by this Agreement to be signed, and "written" has a corresponding meaning.

(g)
In the case of conflict or ambiguity between any provision contained in the body of this Agreement and any provision contained in any Schedule, the provision in the body of this Agreement shall take precedence.

2       CONSIDERATION AND PAYMENT

2.1
In consideration of the Company providing Materials and relevant services for the Client, the Client shall pay to the Company the Consideration to be stipulated in the Termsheet and reasonable out of pocket expenses

2.2
Once the Materials have been delivered and not being rejected by the Client, the Sourcing Party is entitled to the receivables for the Materials delivered on an actual delivery and a pro rata basis (in the event the Materials are to be delivered by installments), which the payment date of such receivable shall be set in the respective Term Sheets.

2.3	The Client shall pay for the Company's supply of materials and related services within 30 days upon the delivery and acceptance of the materials.

3        THE MATERIALS

3.1
The quantity, quality and description of the Material are set out in the Termsheet and the Company shall, inter alia, supply, and/or procure the suitable Supplier to supply the Materials to the Client.

3.2
The Company, at its reasonable endeavours, shall ensure, and/or shall assist to monitor the Supplier, so that the Materials delivered to the Client shall meet the specifications as set out in the Termsheet.

3.3
The Client shall give no less than fourteen (14) days written notice to the Company regarding any changes in the specifications of Materials for the Company to effect the change and/or co-ordinate the change with the Supplier.

4        CONSULTANCY SERVICES RELATING TO THE MATERIALS

The Company shall, at its reasonable endeavours, also provide relevant advice to the Client in its selection of appropriate plant species and other Materials for the Client's respective projects, including but not limited to the origins, technical specifications, growth and other biological patterns of the Materials prior to procurement.

5        WARRANTIES AND LIABILITY

5.1
The Company warrants that it shall provide, and/or procure the Supplier to provide, Materials to replace Materials already provided in case they do not correspond to the specifications of the Client as stated on the Termsheet for the Project including but not limited to damaged Materials, Materials with wilted branches and/or damaged rootballs.

5.2
The Company warrants that it shall supervise, where applicable and if necessary, the marking, packing, delivery and transportation procedure of the Supplier in accordance with the Client's specifications for delivery.

6       DELIVERY OF THE MATERIALS

6.1	The Company shall, where applicable, co-ordinate with the Supplier regarding delivering the Materials to the designated address of the Client on the Delivery Date as set out in the Termsheet.

6.2	The Client shall give at least fourteen (14) days notice to the Company before the Delivery Date should there be any change regarding the delivery schedule.

6.3	The Company shall deliver or procure delivery of, the Materials, and if required by the Client, in separate installments, in accordance with the agreed delivery schedule as set out in the Termsheet.

6.4	The failure of the Client to pay the consideration to the Company in accordance with the terms in Clause 2 shall entitle the Company to treat this Agreement as repudiated.

6.5
Notwithstanding that the Supplier may have delayed to deliver the Materials (or any of them) promptly, the Client shall be bound to accept delivery and to pay the Company for the Materials in full provided that delivery shall be tendered at any time within fourteen (14) days of the Delivery Date and the Materials meet the specifications as set out in Schedule I and the Company shall in any event not be responsible for any delay in delivery of the Materials.

7          ACCEPTANCE OF THE MATERIALS

The Client shall be deemed to have accepted the Materials unless a written notice of rejection is given to the Company and the Supplier with the reasonable reason(s) of rejection specified therein within five (5) days after the delivery of the Materials.

8          REMEDIES OF THE CLIENT

8.1	Where the Client accepts any Materials then the Company shall have no liability whatsoever to the Client in respect of those Materials.

8.2
The Company shall be under no liability whatever to the Client for any indirect loss and/or expense (including loss of profit) suffered by the Client arising out of a breach by the Company of this Agreement. The Company shall accept no liability for the breach of the Supplier under the Separate Agreement.

9          ASSIGNABILITY

Neither party may assign any of its rights or benefits, or transfer or purport to transfer any of its duties or obligations, under this Agreement to any third party without the prior written consent of the other party. Any such attempted assignment or transfer shall be null and void.

10        WAIVER

No single or partial exercise of, or failure or omission to exercise or delay in exercising any right, power, claim or remedy vested in any party under or pursuant to this Agreement or otherwise shall affect, prejudice or constitute a waiver by such party of such or any other right, power claim or remedy.

11       ENTIRE AGREEMENT

This Agreement sets forth the entire agreement and understanding between the Parties in relation to the transactions contemplated by this Agreement, and supersedes and cancels in all respects all previous letters   of   intent,   correspondence,   understandings,   agreements   and

undertakings (if any) between the Parties with respect to the subject matter of this Agreement, whether such be written or oral.

12       AMENDMENT

No variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties to this Agreement.

13       SEVERABILITY

If at any time one or more of the provisions of this Agreement is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions of this Agreement shall not thereby in any way be affected or impaired.

14       COUNTERPARTS

This Agreement may be executed in any number of counterparts and by either Party on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.

15       COSTS AND EXPENSES

Each party shall bear all its own legal and professional fees, costs and expenses of and incidental to the negotiation, preparation, execution and completion of this Agreement.

16       NOTICES

16.1
All notices, requests, demands and other communications required to be given or made under this Agreement shall be in writing and delivered or sent to the other party by hand or by registered mail (air-mail, if outside the sender's country or territory) or by facsimile or email confirmed in writing by registered mail dispatched within twenty-four (24) hours of the facsimile or email dispatch in question, and shall be addressed to the appropriate party at the address as such party hereto may from time to time designate to the others of them in writing.

16.2
Any notice, request, demand or other communication given or made to the relevant party shall be deemed to have been received in the case of communications in writing and delivered by hand on the date of delivery against written receipt, in the case of written communications sent by registered mail on the date which is two (2) business days in the case of local mail or five (5) business days in the case of overseas mail after the mailing thereof, and in the case of a facsimile or e-mail one (1) day after the date of dispatch thereof.

17    GOVERNING LAW AND JURISDICTION

17.1	This Agreement shall be governed by and construed in all respects in accordance with the laws of Hong Kong.

17.2	The Parties submit to the non-exclusive jurisdiction of the courts of Hong Kong.

SCHEDULE

Term sheet

Name of Project:

Client:

Consideration:
Payment Date:
Specifications:
Species and name	Latin name: [•]

Common name: [•]

Quantity	[•]

Description	Diameter of trunk: [•]

Size of rootball: [•]

Crown: [•]

Height: [•]

Other specifications: [•]

Delivery Schedule:
Delivery Date	On/Before [•]

Delivery Destination	[•]

Maintenance Period:

EXECUTION PAGE

IN WITNESS whereof, the parties hereto have duly executed this Agreement the day and year first above written.
SIGNED by	For and on behalf of GLORIOUS PIE LIMITED Authorized Signature(s)
Tai Chi Yip
its director
for and on behalf of
GLORIOUS PIE LIMITED.

in the presence of: -

SIGNED by

its director
for and on behalf of

In the presence of: